Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4, No. 333-                     ) and related Prospectus of United Bankshares, Inc. for the registration of 3,450,000 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2007, with respect to the consolidated financial statements of Premier Community Bankshares, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
April 23, 2007